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                                                                    EXHIBIT 99.1

                                (WILLIAMS LOGO)

NEWS RELEASE

NYSE: WMB

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DATE:             May 30, 2003


          WILLIAMS CLOSES $500 MILLION EXPLORATION-AND-PRODUCTION LOAN;
            RETIRES $1.17 BILLION BERKSHIRE HATHAWAY OBLIGATION EARLY

         TULSA, Okla. - Williams (NYSE:WMB) today closed $500 million of secured, subsidiary-level financing at a floating interest rate of 3.75 percent over the London InterBank Offered Rate.

         The four-year, fully funded and prepayable term loan refinances a portion of a $1.17 billion secured obligation to a group of investors led by a subsidiary of Berkshire Hathaway Inc. that Williams retired today with proceeds from recently closed asset sales and funds from the new loan.

         Williams' exploration-and-production interests in the U.S. Rocky Mountains had secured the now-retired obligation and will continue to serve as security on the new loan.

         As a result of the smaller size of the loan and improvement in Williams' liquidity position, the terms of the new exploration-and-production loan are more favorable than the previous loan.

         "Williams is in a better position today than it was last summer. Our finances have significantly improved and our commercial focus is much sharper. Retiring this loan early is an indication of our progress," said Steve Malcolm, chairman, president and chief executive officer.

         Today's repayment of the $1.17 billion loan along with the previously announced planned repurchase of preferred shares in June will bring to an end the investments in Williams by a subsidiary of MidAmerican Energy Holdings Company, a member of the Berkshire Hathaway Inc. family of companies.

         Williams last week announced that it had reached an agreement to repurchase for approximately $289 million all of the outstanding 9-7/8 percent cumulative-convertible preferred shares held by a wholly owned subsidiary of MidAmerican Energy Holdings Company. The repurchase is subject to standard closing conditions, including obtaining the necessary approvals from Williams' banks.

         Earlier this week, Williams closed the private placement of $300 million in 5.5 percent junior subordinated convertible debentures due 2033. The company plans to use the net proceeds from the debentures to


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fund the preferred stock repurchase next month. The new convertible debentures provide the company with more favorable terms, which on an annual basis result in approximately $17 million in lower after-tax carrying costs compared with the preferred convertible shares Williams plans to repurchase.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.


CONTACT:            Kelly Swan
                    Williams (media relations)
                    (918) 573-6932

                    Travis Campbell
                    Williams (investor relations)
                    (918) 573-2944

                    Richard George
                    Williams (investor relations)
                    (918) 573-3679

                                       ###

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.